UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
January 7, 2008

ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     As previously announced by Zix Corporation (Nasdaq: ZIXI) (the “Company”) and described in its periodic filings with the Securities and Exchange Commission, in early September 2004, several purported shareholder class action lawsuits (“Class Actions”) were filed in the U.S. District Court for the Northern District of Texas, Dallas Division (the “Court”), against the Company and certain of its current and former officers and directors. The Class Actions sought unspecified monetary damages on behalf of purchasers of the Company’s common stock between October 30, 2003, and May 4, 2004. The Class Actions alleged that the defendants made materially false and misleading statements and/or omissions in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 during this time period. These Class Actions were subsequently consolidated into one case.
     The Company and the plaintiffs have reached an agreement in principle to settle the Class Actions within the Company’s directors’ and officers’ liability policy limits, and without the payment of any monies by the Company or the individual defendants to the plaintiffs or their counsel. The Company, throughout these litigations, has strenuously denied and continues to deny each of the allegations of wrongdoing and liability against it whatsoever. It decided to settle the Class Actions solely to avoid the burdens, risk, and substantial expense that would result from the continuation of these actions.
     This agreement in principle is subject to the negotiation and execution of definitive agreements between the parties and preliminary and final approval by the Court. There is no assurance that such definitive agreements will be reached, that any action noted above can be brought into, or otherwise bound by, the proposed settlement, if finalized, that the proposed settlement will receive the required court approvals, or will otherwise become effective. The terms of the proposed settlement will be set forth in the definitive agreements and orders of the Court.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION (Registrant)
Date: January 7, 2008	By:	/s/ Ronald A. Woessner
Ronald A. Woessner
Senior Vice President and General Counsel

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